EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Earnings for the Second
Quarter of 2007 and the First Six Months of 2007
YOUNGSTOWN, Ohio (July 19, 2007) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $3.9 million, or $0.13 per diluted share, for the three months ended June 30, 2007, compared to $6.3 million, or $0.21 per diluted share, for the three months ended June 30, 2006. Return on average equity for the three months ended June 30, 2007 was 5.49% compared to 9.13% for the same period in 2006. Return on average assets was 0.58% for the three months ended June 30, 2007. Return on average assets was 0.95% for the three months ended June 30, 2006.
Net income for the six months ended June 30, 2007, was $8.6 million, or $0.29 per diluted share, compared to $12.4 million, or $0.42 per diluted share, for the six months ended June 30, 2006. Annualized return on average equity for the first six months of 2007 was 5.99% compared to 9.09% for the first six months of 2006. Return on average assets was 0.64% for the first six months of 2007, compared to 0.96% for the first six months of 2006.
Chairman and Chief Executive Officer Douglas M. McKay commented, “While these results were not unexpected, they are still disappointing in the short term. The rising level of non-performing loans, combined with lower than expected loan demand and continual margin contraction has made it mandatory for us to temporarily re-deploy our resources in order to focus primarily on resolving our credit quality issues.”
Second Quarter Results
Net interest income for the three months ended June 30, 2007 was $18.2 million compared to $21.0 million for the three months ended June 30, 2006. An increase in interest earned on securities and loans was exceeded by increases in interest paid on deposits of $2.7 million, and interest paid on repurchase agreements and other borrowings of $537,000.
Net interest margin for the three months ended June 30, 2007 was 2.83% compared to 3.38% for the three months ended June 30, 2006. The decrease in the margin of 55 basis points largely is due to the increase in nonperforming loans, the migration of checking and savings balances to higher cost money market accounts and certificates of deposit and the flatness/inversion of the yield curve over the last year.
The Company recorded a provision for loan losses of $2.7 million during the second quarter of 2007 compared to $812,000 for the same period in 2006. This increase of $1.9 million in the provision for loan losses is primarily attributable to certain construction loans totaling $8.8 million. These relationships continue to be monitored and evaluated closely by management. A more detailed discussion of asset quality is provided below.
Non-interest income improved to $12.2 million, an increase of $2.7 million, for the second quarter of 2007, compared to $9.5 million recorded for the second quarter of 2006. This change is attributable substantially to increased commission revenue at Butler Wick. Higher service fees earned by both Home Savings and Butler Wick and gains on loans sold by Home Savings have also had an impact on the increase in non-interest income.
Non-interest expense increased $1.4 million for the quarter ended June 30, 2007, compared to the quarter ended June 30, 2006. The change results from an increase in broker compensation and employee benefits along with increases in occupancy expense and franchise tax expense. These increases were offset partially by decreases in equipment and data processing expense, advertising expense and core deposit intangible amortization expense.
Year-to-date Results
Net interest income for the six months ended June 30, 2007 was $37.6 million compared to $41.7 million for the six months ended June 30, 2006. An increase in interest earned on securities and loans was exceeded by increases in interest paid on deposits and in interest paid on repurchase agreements and other borrowings.
Net interest margin for the six months ended June 30, 2007 was 2.93% compared to 3.41% for the six months ended June 30, 2006. The decrease in the margin of 48 basis points is largely due to the increase in nonperforming loans, the migration of checking and savings balances to higher cost money market accounts and certificates of deposit and the flatness/inversion of the yield curve over the last year.
The Company recorded a provision for loan losses of $5.1 million during the first six months of 2007 compared to $1.6 million for the same period in 2006. This increase of $3.5 million in the provision for loan losses can be attributed to the overall increase in nonperforming loans. Nonperforming loans increased by $19.3 million in the first six months of 2007. A more detailed discussion of asset quality is provided below.
Non-interest income improved to $23.6 million, an increase of $4.3 million, for the first six months of 2007, compared to $19.3 million recognized during the first six months of 2006. This change is substantially attributable to increased commission revenue earned at Butler Wick due to increased brokerage activity. Higher service fees earned by both Home Savings and Butler

Wick and gains on loans sold by Home Savings have also contributed to the increase in non-interest income.
Non-interest expense increased $2.3 million for the six months ended June 30, 2007, compared to the six months ended June 30, 2006. The change is almost entirely attributable to increased broker compensation at Butler Wick. Increased broker compensation at Butler Wick, like the commissions mentioned above, are directly related to brokerage activity. Therefore, as brokerage activity increased, commission expense paid to brokers also increased.
Asset Quality
Nonperforming assets consist of nonperforming loans and real estate and other consumer property acquired in the settlement of loans. Nonperforming assets were $84.0 million at June 30, 2007, or 3.1% of total assets, an increase of $25.9 million from December 31, 2006. The increase in nonperforming assets is primarily a result of nonperforming loans increasing $19.3 million and real estate owned and other repossessed assets increasing $6.6 million.
Non-performing loans consist of loans past due 90 days or more, loans past due less than 90 days that are on non-accrual status, and restructured loans. Nonperforming loans were $74.1 million at June 30, 2007, compared to $54.8 million at December 31, 2006. The increase in nonperforming loans was comprised of increases of $5.4 million in real estate loans, $8.8 million in construction loans, $146,000 in consumer loans and $3.8 million in commercial loans. The $8.8 million increase in nonperforming construction loans is primarily a result of two lending relationships totaling $7.5 million. The increase in nonperforming commercial loans is a result of one lending relationship.
Net charge offs for the quarter ending June 30, 2007, were $1.9 million compared to $823,000 for the same period last year. The provision for loan losses was $2.7 million for the current quarter, up $419,000 from the preceding quarter and up $1.9 million from the same quarter in the prior year.
The allowance for loan losses was $19.4 million at June 30, 2007, compared to $17.0 million at December 31, 2006. The allowance for loan losses as a percentage of total loans was 0.86% at June 30, 2007, and 0.75% at December 31, 2006.
Financial Condition
Total assets remained flat at $2.7 billion at June 30, 2007, compared to December 31, 2006. In the first half of 2007, proceeds from loan sales were invested in the securities portfolio. Net loans decreased $4.8 million. Home Savings had a decrease in commercial loans of $28.0 million and a decrease in construction loans of $17.2 million. These decreases were offset by an increase in portfolio real estate loans of $37.7 million and an increase in consumer loans of $4.7 million.

Total liabilities during the first six months of 2007 increased $8.6 million. This change is a result of the Company using repurchase agreements and other borrowings to offset a decrease in deposits.
Shareholders’ equity decreased $6.0 million during the six months ended June 30, 2007. The decrease was attributable to purchases of treasury stock during the period and dividend payments made to shareholders, which were substantially offset by net income for the period. Book value per share and tangible book value per share as of June 30, 2007, were $9.11 and $7.95, respectively. For the period ending December 31, 2006, book value per share and tangible book value per share were $9.08 and $7.95, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 38 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	June 30, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$34,318	$35,637
Securities	257,267	248,317
Federal Home Loan Bank stock, at cost	25,432	25,432
Loans held for sale	16,509	26,960
Loans:
Real estate	1,431,559	1,393,814
Construction	396,979	414,141
Consumer	350,333	345,607
Commercial	88,986	116,952
Allowance for loan losses	(19,395)	(16,955)

Net loans	2,248,462	2,253,559
Real estate owned and other repossessed assets	9,841	3,242
Goodwill	33,593	33,593
Core deposit intangible	1,341	1,534
Cash surrender value of life insurance	23,587	23,137
Other assets	55,810	52,134

Total assets	$2,706,160	$2,703,545

LIABILITIES
Deposits:
Interest-bearing	$1,696,819	$1,720,426
Noninterest-bearing	104,430	102,509
Federal Home Loan Bank advances	452,814	465,253
Repurchase agreements and other	142,139	98,511
Other liabilities	34,612	35,513

Total liabilities	2,430,814	2,422,212

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	146,555	145,834
Retained earnings	223,571	220,527
Accumulated other comprehensive loss	(3,669)	(1,296)
Unearned employee stock ownership plan shares	(10,376)	(11,287)
Treasury stock, at cost; 7,591,488 and 6,827,143 shares, respectively	(80,735)	(72,445)

Total shareholders’ equity	275,346	281,333

Total liabilities and shareholders’ equity	$2,706,160	$2,703,545

Book value per share	$9.11	$9.08
Tangible book value per share	$7.95	$7.95

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$42,004	$41,647	$84,829	$80,273
Interest expense	23,852	20,611	47,276	38,548

Net interest income	18,152	21,036	37,553	41,725

Provision for loan losses	2,744	812	5,069	1,551
Noninterest income:
Brokerage commissions	7,049	4,814	13,289	9,814
Service fees and other charges	3,770	3,209	7,343	6,407
Underwriting and investment banking	212	(4)	245	26
Net gains (losses):
Securities	43	(12)	48	32
Loans sold	524	466	1,187	1,029
Other	(379)	(32)	(403)	(27)
Other income:	998	1,092	1,925	2,064

Total noninterest income	12,217	9,533	23,634	19,345

Noninterest expense:
Salaries and employee benefits	14,359	13,005	28,641	26,528
Occupancy	1,208	1,106	2,356	2,214
Equipment and data processing	2,306	2,386	4,621	4,645
Amortization of core deposit intangible	93	127	193	260
Other noninterest expense	3,534	3,502	6,931	6,836

Total noninterest expense	21,500	20,126	42,742	40,483

Income before taxes	6,125	9,631	13,376	19,036
Income taxes	2,195	3,381	4,776	6,654

Net income	$3,930	$6,250	$8,600	$12,382

Basic earnings per share	$0.14	$0.22	$0.30	$0.43
Diluted earnings per share	$0.13	$0.21	$0.29	$0.42
Dividends paid per share	$0.095	$0.09	$0.19	$0.18

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	December 31,
	2007	2007	2006
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $19,395, $18,562 and $16,955, respectively)	$2,248,849	$2,254,767	$2,247,958
Loans held for sale	17,163	23,182	28,649
Securities	262,962	254,048	227,943
Other interest-earning assets	33,115	32,099	32,224
Total interest-earning assets	2,562,089	2,564,096	2,536,790
Total assets	2,706,623	2,703,439	2,677,818
Certificates of deposit	1,111,291	1,150,602	1,140,926
Interest-bearing checking, demand and savings accounts	590,642	572,133	559,322
Other interest-bearing liabilities	575,730	552,062	557,785
Total interest-bearing liabilities	2,277,663	2,274,797	2,258,033
Noninterest-bearing deposits	102,500	101,836	97,116
Total noninterest-bearing liabilities	142,647	140,720	136,214
Total liabilities	2,420,310	2,415,517	2,394,247
Shareholders’ equity	286,313	287,922	283,571
Common shares outstanding for basic EPS calculation	28,769	29,126	29,096
Common shares outstanding for diluted EPS calculation	29,024	29,457	29,493

SUPPLEMENTAL LOAN DATA:

Loans originated	$277,548	$197,203	$270,843
Loans purchased	61,663	51,026	54,384
Loans sold	58,764	61,505	57,469
Loan chargeoffs	2,021	854	1,046
Recoveries on loans	110	136	98

	As of	As of	As of
	June 30,	March 31,	December 31,
	2007	2007	2006
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$69,795	$53,537	$52,646
Restructured loans	2,515	2,833	1,385
Real estate owned and other repossessed assets	9,841	6,370	3,242
Total nonperforming assets	83,965	62,902	58,069
Mortgage loans serviced for others	871,281	870,222	861,543
Securities trading, at fair value	7,631	4,451	10,786
Securities available for sale, at fair value	249,636	259,620	237,531
Federal Home Loan Bank stock, at cost	25,432	25,432	25,432

Number of full time equivalent employees	790	809	807

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	7.95%	7.80%	7.68%
Tier 1 risk-based capital ratio	9.96%	9.68%	9.49%
Total risk-based capital ratio	12.29%	11.95%	11.70%